Exhibit 3.03

THE COMPANIES LAW - 1999

A COMPANY LIMITED BY SHARES

Articles of Association

of

Shopping.com Ltd.

PRELIMINARY

1.	The name of the Company shall be Shopping.com Ltd.

2.	In these Articles, unless the context otherwise requires:

“Bertelsmann” shall mean Bertelsmann Nederland B.V. or its Permitted Transferees.

“Company” shall mean Shopping.com Ltd.

“Control” shall mean direct or indirect ownership of more than 50% of the equity and voting capital of an entity or possession of the right and power to direct the policy and management of such entity.

“Directors” shall mean the Company’s Board of Directors.

“Founders” shall mean Nahum Sharfman and Amir Ashkenazi.

“IPO” shall mean the Company’s initial underwritten public offering of its Ordinary Shares pursuant to an effective registration statement under the United States Securities Act of 1933, as amended, or equivalent law of another jurisdiction.

“Law” shall mean the Companies Law – 1999, as shall be in effect from time to time and any other law that shall be in effect from time to time with respect to companies and that shall apply to the Company.

“Memorandum” shall mean the Company’s Memorandum of Association.

“Office” shall mean the registered Office of the Company as it shall be from time to time.

“Officer” shall mean; a Director, Chief Executive Officer, Chief Operating Officer, Chief Officer of any other sort, President, Senior Vice President, General Counsel, Vice President, any other manager directly subordinate to the Chief Executive Officer or Chief Operating Officer, and any person who fills one of the said positions in the Company, even if he carries a different title.

“Ordinance” shall mean those sections of the Companies Ordinance (New Version) – 1983 that remain in force after the effective date of the Law, as the same shall be amended from time to time thereafter, or any other law which shall replace such sections after the date of entry into force of the Law.

“Permitted Transferee” shall mean a person or entity which receives shares pursuant to one of the following permitted transfers:

(a) the transfer of all or any of the shares held by the shareholder (the “Transferor”) to: (i) a company Controlled by the Transferor; or (ii) a company that Controls the Transferor; or (iii) an entity under common Control with the Transferor (which for these purposes shall be deemed to include any transfer to any company under the Control of UBS AG (a “UBS Group Company”) and/or any transfer to any partnership or unincorporated association under the Control of any UBS Group Company which includes, without prejudice to the generality of the foregoing, any limited partnership the general partner of which is a UBS Group Company); or (iv) in the case of a transfer by a partnership (including a limited partnership) or limited liability company, to any partners or members thereof, or any partnership (including a limited partnership) or limited liability company managed by the same management company or to the partners or members thereof; or (v) in the case of a body corporate, to its shareholders in the same proportion as their ownership interest in the body corporate; (vi) in the case of a trustee, to the beneficiary or beneficiaries for whom the trustee is holding shares or to a trust or corporate entity which is a Permitted Transferee pursuant to the last clause of this paragraph; or (vii) to a trust or corporate entity which does not permit any of the property or income from shares transferred to it to be applied otherwise than for the benefit of the relevant Transferor, provided that beneficial ownership remains solely in the hands of the relevant transferor; provided, in each case, that such Permitted Transferee has agreed in writing to assume all obligations of the Transferor (in its capacity as a shareholder) under all agreements involving the Company; and

(b) the transfer by a shareholder who is an individual to his spouse, children, or grandchildren, other than to minors and persons incapacitated as a matter of law or to a trust established by a shareholder for the benefit of any of the foregoing (which trust may be for the benefit of minor children or grandchildren), and provided that such Permitted Transferee has agreed in writing to assume all obligations of the transferor (in its capacity as a shareholder) under all agreements involving the Company.

“Phase I Preferred” means the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, the Series D Preferred Shares, the Series E Preferred Shares and the Series F Preferred Shares, collectively.

“Phase II Preferred” means the Series G Preferred Shares, the Series H Preferred Shares, the Series I Preferred Shares and the Series J Preferred Shares, collectively.

“Qualified IPO” means (i) insofar as would cause the automatic conversion of the Phase I Preferred pursuant to Article 7 or otherwise affect the rights of the holders of Phase I Preferred granted under Article 11 or any other Article which refers to a Qualified IPO, an IPO (x) that raises net proceeds for the Company of a minimum of $30 million and (y) in which the Ordinary Shares offered thereby are offered at a price per share equal to 750% or more of the then effective Conversion Price for the Series C Preferred Shares (and for the purposes hereof, the effective Conversion Price for the Series C Preferred shares is US$ 2.2538 (as adjusted for any Recapitalization Event) (“Phase I Qualified IPO”), and (ii) insofar as would cause the automatic conversion of the Phase II Preferred pursuant to Article 7 or otherwise affect the rights of holders of Phase II Preferred granted under Article 11 or any other Article which refers to a Qualified IPO, an IPO (x) that raises net proceeds for the Company of a minimum of $15 million and (y) in which the Ordinary Shares offered thereby are offered at a price per share not less than $5.5542 (as adjusted for any Recapitalization Event) (“Phase II Qualified IPO”). For the avoidance of doubt, any reference in these Articles to a “Qualified IPO” shall mean (x) with respect to the Phase I Preferred, a Phase I Qualified IPO and (y) with respect to the Phase II Preferred, a Phase II Qualified IPO.

“Recapitalization Event” shall mean any share combination or subdivision, issuance of bonus shares (or other distribution – other than pursuant to the Shopping.com Ltd. 2003 Omnibus Stock Option and Restricted Stock Incentive Plan – payable in additional Ordinary Shares or rights, options or warrants to subscribe for, purchase or otherwise acquire Ordinary Shares, or bonds, debentures, notes or other evidences of indebtedness convertible into, exercisable for or exchangeable for Ordinary Shares, in each case without the payment of any consideration in cash or otherwise (other than the payment of nominal value as may be required by Law) by any such Shareholder for the foregoing) or any other recapitalization of the Company’s shares

“Register” shall mean the Register of Shareholders that is to be kept pursuant to Section 127 of the Law or, if the Company shall keep branch registers, any such branch register, as the case may be.

“Shareholder” shall mean any person or entity that is the owner of at least one share, or any fraction thereof, in the Company, as registered in the Register.

In these Articles, subject to this Article and unless the context otherwise requires, expressions defined in the Law or any modification thereof in force at the date on which these Articles become binding on the Company, shall have the meaning so defined; and words importing the singular shall include the plural, and vice versa; words importing the masculine gender shall include the feminine; and words importing persons shall include companies, partnerships, associations and all other legal entities. The titles of the Articles or of a chapter containing a number of Articles are not part of the Article.

In the event that an Article has been added to these Articles which contradicts an original Article found in these Articles, the Articles added shall take precedence.

3.	The Company is a private company, and accordingly -

3.1.	the right to transfer the shares of the Company shall be restricted as stated hereinafter.

3.2.	no invitation shall be issued to the public to subscribe to any shares or debentures or debenture stocks of the Company.

BUSINESS

4.	Unless expressly provided herein, the Directors shall be permitted to engage the Company in any one or more of the businesses in which the Company is permitted to engage under its Memorandum and these Articles or under the Law, or to discontinue such engagement, at any time that they shall deem appropriate.

The Office shall be at such place as the Directors shall from time to time select.

THE CAPITAL

5.	The share capital of the Company shall consist of NIS 200,000,000 divided into eleven classes of shares: 109,047,960 Ordinary Shares (the “Ordinary Shares”), 4,738,080 Series A Preferred Shares (the “Series A Preferred Shares”), 4,389,293 Series B Preferred Shares (the “Series B Preferred Shares”), 9,817,935 Series C Preferred Shares (the “Series C Preferred Shares”), 9,167,944 Series D Preferred Shares (the “Series D Preferred Shares”), 3,943,098 Series E Preferred Shares (the “Series E Preferred Shares”), 3,000,000 Series F Preferred Shares (the “Series F Preferred Shares”), 10,972,748 Series G Preferred Shares (the Series G Preferred Shares”), 6,171,510 Series H Preferred Shares (the Series H Preferred Shares”), 10,803,587 Series I Preferred Shares (the Series I Preferred Shares”) 27,947,845 Series J Preferred Shares (the Series J Preferred Shares”) (collectively, the “Preferred Shares”). The Ordinary Shares and Preferred Shares each have a nominal value of NIS 0.01. The powers, preferences, rights, restrictions, and other matters relating to the Ordinary Shares and Preferred Shares are as set forth in the following Articles. Except for the rights of the Preferred Shares, all shares, of whatever class, shall be equal in every respect. Warrants and options shall not be considered as shares for purposes of these Articles, except as set forth in the warrant itself.

LIQUIDATION PREFERENCE

6.	In the event (i) of any dissolution or liquidation of the Company; (ii) any bankruptcy, winding-up or insolvency proceeding under any bankruptcy or insolvency or similar law, whether voluntary or involuntary, is properly commenced by or against the Company; or (iii) a receiver or liquidator has been appointed to all or substantially all of the Company’s assets (each one of the foregoing, a “Liquidation Event”), then any assets of the Company or proceeds of such Liquidation Event (collectively, the “Proceeds”) available for distribution shall be distributed as follows:

6.1	Sixty-five percent (65%) of the Proceeds (but not in excess of the amounts set forth in Articles 6.1.1 through 6.1.4) (the “Phase I Preference”) shall be distributed to the holders of the Phase I Preferred pursuant to the following order of preference:

6.1.1.	Holders of the Series F Preferred Shares shall be entitled to receive, prior to any distribution to the other holders of Phase I Preferred, an amount per each Series F Preferred Share equal to (i) all declared but unpaid dividends on such Series F Preferred Share plus (ii) US$1.020 (adjusted for any Recapitalization Event occurring subsequent to April 10, 2003) (the “Series F Preference Amount”). If the assets to be distributed among the holders of the Series F Preferred Shares shall be insufficient to permit the payment to such holders of the full Series F Preference Amount, then the funds and assets of the Phase I Preference shall be distributed pro-rata among the holders of Series F Preferred Shares, in proportion to the Series F Preference Amount each of them is otherwise entitled to receive.

6.1.2.

After the Series F Preference Amount has been paid, holders of the Series D Preferred Shares and Series E Preferred Shares shall be entitled to receive, prior to any distribution to the other holders of Phase I Preferred, as follows: (a) in the case of the Series D Preferred Shares, an amount per each Series D Preferred Share equal to (i) all declared but unpaid dividends on such Series D Preferred Share plus (ii) US$7.154 (adjusted for any Recapitalization Event occurring subsequent to April 10, 2003) (the “Series D Preference Amount”), (b) in the case of the Series E Preferred Shares, an amount per each Series E Preferred Share equal to (i) all declared but unpaid dividends on such Series E Preferred Share plus (ii) US$10.216 (adjusted for any Recapitalization Event occurring subsequent to April 10, 2003)

(the “Series E Preference Amount”). If the assets to be distributed among the holders of the Series D Preferred Shares and Series E Preferred Shares shall be insufficient to permit the payment to such holders of the full Series D Preference Amount and Series E Preference Amount, as the case may be, then the remaining funds and assets of the Phase I Preference available for distribution after payment of the Series F Preference Amount shall be distributed pro-rata among the holders of Series D Preferred Shares and Series E Preferred Shares, in proportion to the Series D Preference Amount or Series E Preference Amount each of them is otherwise entitled to receive.

6.1.3.	After the Series D Preference Amount and Series E Preference Amount have been paid, holders of the Series C Preferred Shares shall be entitled to receive, prior to any distribution to the other holders of Phase I Preferred, an amount per each Series C Preferred Share equal to (i) all declared but unpaid dividends on such Series C Preferred Share plus (ii) US$2.831 (adjusted for any Recapitalization Event occurring subsequent to April 10, 2003) (the “Series C Preference Amount”). If the assets to be distributed among the holders of Series C Preferred Shares shall be insufficient to permit the payment to such holders of the full Series C Preference Amount, then the remaining funds and assets of the Phase I Preference available for distribution after payment of the Series F Preference Amount, the Series D Preference Amount and the Series E Preference Amount shall be distributed pro-rata among the holders of Series C Preferred Shares, in proportion to the Series C Preference Amount each of them is otherwise entitled to receive.

6.1.4.	After the Series C Preference Amount has been paid, holders of the Series A Preferred Shares and Series B Preferred Shares shall be entitled to receive, prior to any distribution of any of the assets or surplus funds of the Company to the holders of Ordinary Shares, the following amounts: (a) in the case of the Series A Preferred Shares, an amount per each Series A Preferred Share equal to (i) all declared but unpaid dividends on such Series A Preferred Share plus (ii) US$0.492 (adjusted for any Recapitalization Event occurring subsequent to April 10, 2003) (the “Series A Preference Amount”), and (b) in the case of the Series B Preferred Shares, an amount per each Series B Preferred Share equal to (i) all declared but unpaid dividends on such Series B Preferred Shares plus (ii) US$0.700 (adjusted for any Recapitalization Event occurring subsequent to April 10, 2003) (the “Series B Preference Amount”). If the assets and fund thus distributed among the holders of the Series A and Series B Preferred Shares shall be insufficient to permit the payment to such holders of the full Series A and Series B Preference Amounts, then the remaining funds and assets of the Phase I Preference available for distribution after payment of the Series F Preference Amount, the Series E Preference Amount, the Series D Preference Amount and the Series C Preference Amount shall be allocated among the Series A Preferred Shares as a class and the Series B Preferred Shares as a class in accordance with the aggregate number of shares of each such series then outstanding and distributed ratably among the holders of the respective series of Preferred Shares in proportion to the preferential amount each such holder is otherwise entitled to receive.

6.2.	Thirty-five percent (35%) of the Proceeds (but not in excess of the amounts set forth in Articles 6.2.1 through 6.2.3) (the “Phase II Preference”) shall be distributed to the holders of the Phase II Preferred pursuant to the following order of preference:

6.2.1.	The holders of the Series I Preferred Shares shall be entitled to receive, prior to any distribution to the other holders of Phase II Preferred, an amount per each Series I Preferred Share equal to (i) all declared but unpaid dividends on such Series I Preferred Share plus (ii) the Series I Per Share Price (as defined herein) (adjusted for any Recapitalization Event occurring subsequent to April 10, 2003) (the “Series I Preference Amount”). The “Series I Per Share Price” shall equal the quotient obtained by dividing (x) $11,810,676.89 by (y) the number of shares of Series I Preferred Shares issued pursuant to that certain Agreement and Plan of Merger by and among the Company, D Merger Sub 1, Inc. and Epinions, Inc., dated on or about February 9, 2003 (the “Epinions Merger Agreement”). If the assets to be distributed among the holders of Series I Preferred Shares shall be insufficient to permit the payment to such holders of the full Series I Preference Amount, then the funds and assets of the Phase II Preference shall be distributed pro-rata among the holders of Series I Preferred Shares, in proportion to the Series I Preference Amount each of them is otherwise entitled to receive.

6.2.2.

After the Series I Preference Amount has been paid, holders of the Series G Preferred Shares and Series H Preferred Shares shall be entitled to receive, prior to any distribution to the other holders of Phase II Preferred, as follows: (a) in the case of the Series G Preferred Shares, an amount per Series G Preferred Share equal to (i) all declared but unpaid dividends on such Series G Preferred Share plus (ii) the Series G Per Share Price (as defined herein) (adjusted for any

Recapitalization Event occurring subsequent to April 10, 2003) (the “Series G Preference Amount”) and (b) in the case of the Series H Preferred Shares, an amount per Series H Preferred Share equal to (i) all declared but unpaid dividends on such Series H Preferred Share plus (ii) the “Series H Per Share Price” (as defined herein) (adjusted for any Recapitalization Event occurring subsequent to April 10, 2003) (the “Series H Preference Amount”). The “Series G Per Share Price” shall equal the quotient obtained by dividing (x) $8,126,000 by (y) the number of shares of Series G Preferred Shares issued pursuant to the Epinions Merger Agreement. The “Series H Per Share Price” shall equal the quotient obtained by dividing (x) $25,000,016.89 by (y) the number of shares of Series H Preferred Shares issued pursuant to the Epinions Merger Agreement. If the assets to be distributed among the holders of the Series G Preferred Shares and Series H Preferred Shares shall be insufficient to permit the payment to such holders of the full Series G Preference Amount and Series H Preference Amount, as the case may be, then the remaining funds and assets of the Phase II Preference available for distribution after payment of the Series I Preference Amount shall be distributed ratably among the holders of Series G Preferred Shares and Series H Preferred Shares, in proportion to the Series G Preference Amount or Series H Preference Amount each of them is otherwise entitled to receive.

6.2.3.	After the Series G Preference Amount and Series H Preference Amount have been paid, holders of the Series J Preferred Shares shall be entitled to receive, prior to any distribution to the holders of Ordinary Shares, an amount per each Series J Preferred Share equal to (i) all declared but unpaid dividends on such Series J Preferred Share plus (ii) the Series J Per Share Price (as defined herein) (the “Series J Preference Amount”). The “Series J Per Share Price” shall equal the quotient obtained by dividing (x)(i) $31,593,969.68 (the “Initial Series J Number”) plus (ii) the total Series I Preference Amount, Series G Preference Amount and Series H Preference Amount to which the holders of Series G Preferred Shares, Series H Preferred Shares and Series I Preferred Shares that have converted (or been deemed to have converted) into Series J Preferred Shares pursuant to Article 7 would have been entitled had such holders received Proceeds as holders of Series G Preferred Shares, Series H Preferred Shares and Series I Preferred Shares pursuant to Articles 6.2.1 and 6.2.2 (collectively, the “Converted Amount”) by (y) the number of shares of Series J Preferred Shares outstanding (assuming for this purpose that any Series G Preferred Shares, Series H Preferred Shares and Series I Preferred Shares that have elected or been deemed to convert into Series J Preferred Shares pursuant to Article 7 have actually converted into Series J Preferred Shares). For avoidance of doubt, any holders of Series I Preferred Shares, Series G Preferred Shares and Series H Preferred Shares who convert such shares into Series J Preferred Shares pursuant to Article 7, or are deemed to convert to Series J Preferred Shares for purposes of Article 6, shall be entitled to the applicable portion of the Series J Preference Amount with respect to such converted shares, or shares deemed to have been converted, (as set forth in this Article 6.2.3) but shall not be entitled to any portion of the Series I Preference Amount, Series G Preference Amount or Series H Preference Amount with respect to such converted shares, or shares deemed to have been converted. If the assets to be distributed among the holders of the Series J Preferred Shares shall be insufficient to permit the payment to such holders of the full Series J Preference Amount, i.e., if the funds and assets of the Phase II Preference remaining available for distribution after payment of the Series I Preference Amount, the Series G Preference Amount and the Series H Preference Amount are less than the Initial Series J Number, then all such remaining funds and assets (plus any Converted Amount) shall be distributed pro rata among the holders of Series J Preferred Shares, based on the number of shares of Series J Preferred Shares held by each.

6.3.	After payment to the holders of the Preferred Shares of the respective Preference Amounts under Articles 6.1 and 6.2, the entire remaining assets and funds of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Ordinary Shares, including holders of Series G Preferred Shares deemed to have converted to Ordinary Shares pursuant to Article 6.4. For avoidance of doubt, (a) no Proceeds subject to the Phase I Preference shall be reallocated to the Phase II Preference, and no Proceeds subject to the Phase II Preference shall be reallocated to the Phase I Preference and (b) the distributions of the Phase I Preference and the Phase II Preference shall be conducted (i) simultaneous with one another and (ii) prior to any distributions of the Proceeds (or any other assets and funds of the Company legally available for distribution) to any holders of Ordinary Shares.

6.4.

Notwithstanding anything to the contrary contained herein, for purposes of determining the amount each holder of Series G Preferred Shares is entitled to receive with respect to such shares in a Liquidation Event or Event of Deemed Liquidation, each such holder of Series G Preferred Shares shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s Series G Preferred Shares into Ordinary Shares immediately prior to the Liquidation Event or Event of Deemed Liquidation if, as a result of an actual conversion to Ordinary Shares (notwithstanding the 10% restriction set forth in Article 7.1), such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder had not been deemed to have converted such Series G Preferred Shares into Ordinary Shares. If any such holder shall be deemed to have converted Series G Preferred Shares into Ordinary Shares pursuant to this paragraph, then such holder shall be entitled to distributions pursuant to Article 6.3 on an as-converted to Ordinary Share basis, but shall not be entitled to receive any Series G Preference Amount with respect to such Series G Preferred Shares that have been deemed to have converted.

6.5.	For purposes of this Article 6, any (1) sale of all or substantially all of the assets of the Company or (2) acquisition of the Company by means of merger or other form of corporate reorganization in which outstanding shares of the Company are exchanged or in which shares of the Company are issued for securities or other consideration issued, or caused to be issued, by the acquiring company or its subsidiary (other than a merger or consolidation which would result in holders of a majority of the voting power of the Company outstanding immediately prior thereto continuing to represent a majority of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation) (the events described above in Article 6.5 (1) and (2) are referred to as an “Event of Deemed Liquidation”), shall be deemed to be a Liquidation Event (and the Proceeds shall be distributed to the Shareholders as set forth in this Article 6). The Company shall notify the holders of all Preferred Shares of an Event of Deemed Liquidation or a Liquidation Event at least 14 days in advance of the closing of such Event.

6.6.	Whenever the distribution provided for in this Article 6 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors, provided, however, that if any of the directors elected by either the Phase I Preferred or the Phase II Preferred disagrees with the valuation determined by the Board of Directors, then the value shall be conclusively and finally determined by an outside evaluator selected by the Board of Directors in good faith.

CONVERSION

7.	Series A, B, C, D, E, F, G, H and I Preferred Shares shall be convertible in accordance with the following provisions:

7.1.	Prior to any distribution under Articles 6.1 and 6.2 and subject to adjustment of the applicable conversion ratio as set forth in this Article 7, the holders of Series A, B, C, D, E, F, G, H and I Preferred Shares shall have the right at any time to convert such Preferred Shares to Ordinary Shares at the rate of one Ordinary Share for each such Preferred Share so converted, except that each Series E Preferred Shares shall be convertible into 1.184 Ordinary Shares. Notwithstanding the foregoing, a holder of Series G Preferred Shares is entitled to convert such shares into Ordinary Shares only to the extent that such conversion will not result in such holder (together with any affiliates of such holder) owning 10% or more of the outstanding voting power of the Company. The Company shall be entitled to rely on a written statement from any such holder regarding the identity of such holder’s affiliates. Any outstanding Series A, B, C, D, E, F, G, H and I Preferred Shares shall be automatically converted into Ordinary Shares at the conversion ratio then in effect contemporaneously with the consummation by the Company of a Qualified IPO. In addition, the Series A, B, C and F Preferred Shares shall be automatically converted into Ordinary Shares in accordance with these Articles at the applicable conversion ratio then in effect if the holders of at least 75% (seventy five percent) of the issued and outstanding Preferred Shares of such series so agree. The Series D Preferred Shares shall be so converted if the holders of at least 80% (eighty percent) of the issued and outstanding Series D Preferred Shares so agree. The Series E Preferred Shares shall be so converted if the holders of at least a majority of the issued and outstanding Series E Preferred Shares so agree. The Series G, H and I Preferred Shares shall be so converted if the holders of a majority of the issued and outstanding Series G Preferred Shares, a majority of the issued and outstanding Series H Preferred Shares and 65.5% of the issued and outstanding Series I Preferred Shares, each voting as a separate series, so agree.

7.2.

In addition, the holders of Series G, H and I Preferred Shares shall have the right to convert such shares into an equal number of Series J Preferred Shares. i.e., each share of Series G Preferred Shares, Series H Preferred Shares and Series I Preferred Shares is convertible into one share of Series J Preferred Shares. Such conversion may only be effected contingent upon and concurrent with the closing of (x) a Liquidation Event or (y) an Event of Deemed Liquidation that is deemed to be a Liquidation Event. Such conversion may be effected by any holder of Series G Preferred Shares, Series H Preferred Shares or Series I Preferred Shares, with respect to any or all of the shares of Series G Preferred Shares, Series H Preferred Shares or Series I Preferred Shares held by such holder, by notifying the Company in writing of any such election to convert at least three (3) days prior to such closing but in any event such conversion shall not be effective unless and until such closing occurs. Any shares of Series G, H or I Preferred Shares that are converted into Series J Preferred Shares shall not be entitled to receive any portion of the Series G, H or I Preference Amount (as the case may be) but instead shall be entitled to receive that portion of the Series J Preference Amount as is set forth in Article 6. The Series J Preferred Shares shall not be convertible into shares of any other type. Notwithstanding the foregoing, a holder of Series G Preferred Shares is entitled to convert such shares into Series J Preferred Shares only to the extent that such conversion will not result in such holder (together with any affiliates of such holder) owning 10% or more of the outstanding voting power of the Company. The Company shall be entitled to rely on a written statement from any such holder regarding the identity of such holder’s affiliates.

7.3.	Notwithstanding anything to the contrary contained herein but without derogating from the 35% limitation set forth in the first clause of Article 6.2, for purposes of determining the amount each holder of shares of Series G Preferred Shares, Series H Preferred Shares and Series I Preferred Shares is entitled to receive with respect to such shares in a Liquidation Event or Event of Deemed Liquidation, each such holder of shares of any such series of Preferred Shares shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Series J Preferred Shares immediately prior to the Liquidation Event or Event of Deemed Liquidation if, as a result of an actual conversion to Series J Preferred Shares, such holder would receive with respect to such Preferred Shares, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder had not been deemed to have converted such Preferred Shares into Series J Preferred Shares.

7.4.	All conversion ratios expressed in this Article 7 shall be adjusted accordingly in the event of a Recapitalization Event occurring subsequent to April 10, 2003 so as to ensure that the number of Ordinary Shares issuable upon the conversion of the Preferred Shares shall be increased or decreased, as the case may be, in direct proportion to the increase or decrease in the number of Ordinary Shares that results from such Recapitalization Event or that are issuable as a result of such Recapitalization Event. In the event of any capital reorganization, or of any reclassification of the share capital of the Company or in case of the consolidation or merger of the Company with or into any other corporation (other than a merger or consolidation which would result in holders of a majority of the voting power of the Company outstanding immediately prior thereto continuing to represent a majority of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation), each Preferred Share shall after such capital reorganization, reclassification of share capital, consolidation or merger entitle the holder to obtain the kind and number of shares or other securities to which such holder would have been entitled if he had held the Ordinary Shares issuable upon conversion of such shares of Preferred Shares immediately prior to such capital reorganization, reclassification of capital stock, consolidation or merger.

7.5.	In the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to elsewhere in these Articles, then, in each such case, the holders of the Preferred Shares shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Ordinary Shares of the Company into which their shares of Preferred Shares are convertible as of the record date fixed for the determination of the holders of Ordinary Shares of the Company entitled to receive such distribution. If at any time or from time to time there shall be a recapitalization of the Ordinary Shares (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Article 7 or Article 6) provision shall be made so that the holders of the Preferred Shares shall thereafter be entitled to receive upon conversion of the Preferred Shares the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Ordinary Shares deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article 7 with respect to the rights of the holders of the Preferred Shares after the recapitalization to the end that the provisions of this Article 7 (including adjustment of the conversion ratio then in effect and the number of shares issuable upon conversion of the Preferred Shares) shall be applicable after that event as nearly equivalent as may be practicable.

8.

The Company shall at all times reserve and keep available out of its authorized Ordinary Shares, solely for the purpose of issue upon conversion of Preferred Shares as herein provided pursuant to Article 7.1, such number of Ordinary Shares as shall then be issuable upon the conversion of all outstanding Preferred Shares. All Ordinary Shares which shall be so issued shall be duly and validly issued and fully paid and nonassessable. The Company shall at all times reserve and keep available out of its authorized Series J Preferred Shares, solely for the purpose of issue upon conversion of Series G, H and I Preferred Shares as herein provided pursuant to Article 7.2, such number of Series J Preferred Shares as shall then be issuable upon the conversion of all outstanding Series G, H and I Preferred Shares. All Series J Preferred Shares which shall be so issued shall be duly and validly issued and fully paid and nonassessable.

9.	Upon conversion pursuant to Article 7.1 other than automatic conversion due to a public offering as aforesaid, the following provisions shall have effect:

9.1.	the conversion shall be effected by notice in writing given to the Company signed by the holder of the Preferred Shares wishing to convert as the case may be and the conversion shall take effect immediately upon the date of delivery of such notice to the Company unless such notice states that conversion is to be effective on any later date or when any conditions specified in the notice have been fulfilled in which case conversion shall take effect on such other date or when such conditions have been fulfilled;

9.2.	forthwith after conversion takes effect the holders of the Ordinary Shares resulting from the conversion shall send to the Company the certificates in respect of their respective holdings of Preferred Shares and the Company shall issue to such holders respectively certificates for the Ordinary Shares resulting from the conversion;

9.3.	the Ordinary Shares resulting from the conversion shall rank from the date of conversion pari passu in all respects with the other Ordinary Shares in the capital of the Company.

9.4.	If, pursuant to conversion, the Company shall be required to issue fractions of Ordinary Shares, fractional shares shall not be issued, and the number of such shares shall be rounded up to the nearest whole number.

9.5.	Within ten days after the adjustment of any conversion ratio, as provided in Article 7 above (an “Article 7 Event”) the Company’s auditors shall prepare a report on the adjustment (the “Report”). The Report shall include a description of the results of the calculation under Article 7, the method of calculation used, and the resulting new conversion ratio. Within two business days after its receipt of the Report from its auditors, the Company shall forward a copy of that report to all Preferred Shareholders. The Company shall forward the Report to the Preferred Shareholders as soon as practicable and in any event within 50 (fifty) days after the Article 7 Event.

10.	Anything to the contrary notwithstanding, the conversion of any class of Preferred Shares into another Series of Preferred Shares or into Ordinary Shares in accordance with Article 7.1 or Article 7.2 herein, shall not require any further corporate action, including any approval by a general meeting of the Company’s shareholders.

RESTRICTIVE PROVISIONS

11.	Until the consummation of a Qualified IPO, and in addition to the provisions of any applicable law and of these Articles, consent of:

11.1.	the holders of (except as otherwise set forth in this Article 11.1) the majority of the then outstanding shares of any series of Preferred Shares shall be required for any of the following acts:

11.1.1.	Modification of rights of the shares of such series (provided that any such modification of rights of the Series I Preferred Shares, if adversely affecting such shares, shall require the consent of sixty-five and one-half percent (65.5%) of the then outstanding shares of Series I Preferred Shares);

11.1.2.	Increase in the number of authorized shares of such series (provided that any such increase in the number of authorized shares of Series I Preferred Shares (or subsequent issuance thereof) shall require the consent of sixty-five and one-half percent (65.5%) of the then outstanding shares of Series I Preferred Shares); or

11.1.3.	Creation or issuance of any class or series of shares on a parity with or having preference over such series (including shares of such series).

11.2.	The holders of (except as otherwise set forth in this Article 11.2) the majority of the then outstanding shares of each series of Preferred Shares shall be required for any of the following acts:

11.2.1.

Effecting any Liquidation Event or Event of Deemed Liquidation, or a merger or consolidation (other than merger or consolidation which would result in holders of a majority of the voting power of the Company outstanding immediately prior thereto continuing to represent a majority of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation), reorganization or acquisition of the Company or the sale, lease or other disposal of all or substantially all of the Company’s assets, including the sale, lease, license, transfer or other disposition of any of the Company’s material technology (except for a sale lease or other disposal thereof in the Company’s ordinary course of business) (provided that any such act set forth in this Article 11.2.1 shall require the consent of sixty-five and one-half percent (65.5%) of the then outstanding shares of Series I Preferred Shares);

11.2.2.	reclassification of outstanding capital shares of the Company (except for the conversion of Preferred Shares into Ordinary Shares or the conversion of Series G, H or I Preferred Shares into Series J Preferred Shares);

11.2.3.	modifications of these Articles;

11.2.4.	a material change in the business of the Company;

11.2.5.	an IPO which is not a Qualified IPO;

11.2.6.	Repurchase or redemption of any shares (other than repurchases of shares from service providers to the Company or a subsidiary of the Company upon termination of service) or allocation of any dividends (provided that any such dividend allocation shall require the consent of sixty-five and one-half percent (65.5%) of the then outstanding shares of Series I Preferred Shares).

11.3.	The Consent of the majority of the voting power of the then outstanding Phase II Preferred shall be required for (i) the issuance of any Series J Preferred Shares other than issuances of Series J Preferred Shares made upon conversion of Series G, H and I Preferred Shares in accordance with the provisions of Article 7 and (ii) any modification of rights of the shares of Series J Preferred Shares.

11.4.	In addition to the requirements of Sections 268-284 of the Law, any transaction, agreement or other arrangement between the Company and a holder of Phase I Preferred shares or an affiliate of such holder shall require the consent of a majority of the voting power of the outstanding shares of Phase II Preferred, and any transaction, agreement or other arrangement between the Company and a holder of Phase II Preferred shares or an affiliate of such holder shall require the consent of a majority of the outstanding shares of Phase I Preferred. For the purposes of this Article, a party shall be deemed to be a holder of Phase I or Phase II Preferred if he holds Phase I or Phase II Preferred or shares of any class or series that were issued upon conversion of Phase I or Phase II Preferred shares.

JOINT HOLDERS

12.	If two or more persons are registered as joint holders of a share, they shall be jointly and severally liable for any calls or any other liability with respect to such share. However, with respect to voting, power of attorney and furnishing of notices, the one registered first in the register shall be deemed to be the sole owner of the share, unless all the registered joint holders notify the Company in writing to treat another one of them as the sole owner of the share, subject to the provisions of Article 70 hereof.

If two or more persons are registered together as holders of a share, each one of them shall be permitted to give receipts binding all the joint holders for dividends or other monies or property received from the Company in connection with the share and the Company shall be permitted to pay all the dividend or other monies or property due with respect to the share to one or more of the joint holders, as it shall choose.

SHARE OWNERSHIP

13.	Except pursuant to a court order so directing it, the Company shall not recognize the holder of a share as a trustee, and shall not be obligated to recognize a right based upon the rules of equity or a right dependent upon a condition or a future right or a partial right in a share, or any other right whatsoever with respect to the share, except for the exclusive right of the registered holder with respect to the share.

SHARE CERTIFICATES

14.	A Shareholder shall be entitled to receive from the Company without additional payment, one or more certificate(s) that shall state the number of shares owned by him, their serial numbers and the amount paid on account of their par value. However, in the event of more than one person holding a share, the Company shall not be obligated to issue more than one certificate to all of the joint holders, and the transmission of such a certificate to one of the joint holders shall be deemed to be a transmission to all of the partners.

Each certificate shall carry the signature of the Chairman of the Board of Directors or of such other person appointed by the Board of Directors for this purpose and the stamp or seal of the Company.

If a share certificate is defaced, lost or destroyed, it may be renewed on such terms, if any, as to evidence and indemnity as the Directors think fit.

SHARE WARRANTS

15.	The Company shall be entitled to issue share warrants in such form as agreed by the Board of Directors of the Company.

REDEEMABLE SHARES

16.	The Company may, subject to the provisions in this respect in the Law and in these Articles, or any modification thereof in force from time to time, issue and redeem redeemable shares.

PLEDGE

17.	The Company shall have a lien and first pledge on all the shares that are registered in the name of any Shareholder (whether registered in his name only or together with another or others), but not fully paid, for any amount still outstanding with respect to that share, whether or not presently payable. Such a pledge shall exist whether the dates of payment or fulfillment or execution of the obligations, debts or commitments have become due, and shall apply to all dividends that shall be decided upon from time to time in connection with such share. No benefit shall be created with respect to such share based upon the rules of equity which shall frustrate this pledge, although the Directors may declare at any time with respect to any share, that it is released, wholly or in part, temporarily or permanently, from the provisions of this Article. Registration by the Company of a share transfer shall be deemed to be a waiver by the Company of its lien and pledge on those shares.

18.	The Company may sell, in such manner and at such time as the Directors think fit, any of the pledged shares, but no sale shall be made unless the date of payment of the monies due or a part thereof has arrived, or the date of fulfillment and performance of the obligations and commitments in consideration of which the pledge exists has arrived, and after a written request has been furnished to the Shareholder or person who has acquired a right in the shares, which sets out the amount or obligation or commitment due from him and which demands their payment, fulfillment or execution, and which informs the person of the Directors’ desire to sell the shares in the event of nonfulfillment of the notice, and the person has not fulfilled his obligation pursuant to the notice within seven days after the notice had been sent to him.

19.	The net proceeds of such sale of pledged shares shall be applied in payment of such sum due to the Company or to the fulfillment of the obligation or commitment, and the remainder (if any) shall be paid to the Shareholder or to the person who had acquired a right in the share sold, pursuant to the above.

20.	After execution of a sale of pledged shares as aforesaid, the Directors shall be permitted to sign or to appoint someone to sign a deed of transfer of the sold shares and to register the buyer’s name in the Register as the owner of the shares so sold and it shall not be the obligation of the buyer to supervise the application of monies nor will his right in the shares be affected by a defect or illegality in the sale proceedings after his name has been registered in the Register with respect to those shares. The sole remedy of one who has been aggrieved by the sale shall be in damages only and against the Company exclusively.

TRANSFER OF SHARES AND THE MANAGEMENT THEREOF

21.	The shares of the Company are transferable subject to the restrictions contained in these Articles and the Law. Each transfer shall be made in writing in the form appearing herein below, or in a similar form, or in any form reasonably approved by the Secretary of the Company from time to time. Such form shall be delivered to the Office together with the transferred share certificates, if share certificates have been issued with respect to the shares to be delivered, and any other proof of the transferor’s title that the Directors may require. The deed of transfer that shall have been registered or a photocopy thereof, as shall be decided by the Directors, shall remain with the Company. However, any deed of transfer that the Directors shall refuse to register shall be returned, upon demand, to the person who furnished it together with the share certificate (if furnished). Notwithstanding the provisions in the definition of “Permitted Transferee” in Article 2, the Directors may refuse to register a transfer only if such transfer (i) is to an entity which is directly or indirectly competitive with the Company, or (ii) is in violation of a provision of these Articles.

                            , with an address of                              hereby transfers              shares of Shopping.com Ltd., nominal value NIS 0.01 each (the “Shares”) to             , the same to be held by the transferee, its administrators, executors, and assigns, under the same terms that we held the same as of this date.

Dated:             , 20

__________________________________

Transferor

The transferee hereby agree to accept the Shares on the terms stated.

Dated:             , 20

__________________________________

Transferee

22.	The share transfer deed shall be executed both by the transferor and transferee, and the transferor shall be deemed to remain a holder of the share until the name of the transferee is entered into the Register in respect thereof. The share transfer deed with respect to a share that has been fully paid may be signed by the transferor only.

23.	The Company may impose a fee for registration of a share transfer at a reasonable rate as may be determined by the Directors from time to time.

24.	The Register shall be closed for a period of fourteen days before every annual general meeting of the Company and at other dates and for such other periods as are determined by the Directors from time to time, upon the condition that the Register shall not be closed for a total of more than 30 days in any year.

25.	Upon the death of a Shareholder, the remaining partners (in the event that the deceased was a partner in a share) or the administrators or executors or heirs of the deceased (in the event the deceased was the sole holder of the share or was the only one of the joint holders of the share to remain alive) shall be recognized by the Company as the sole holders of any title to the shares of the deceased. However, nothing aforesaid shall release the estate of a joint holder of a share from any obligation to the Company with respect to the share that he held in partnership.

26.	Any person becoming entitled to a share as a consequence of the death or bankruptcy or liquidation of a Shareholder shall, upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the share upon the consent of the Directors or, instead of being registered himself, to transfer such share to another person, subject to the provisions contained in these Articles with respect to transfers.

27.	A person becoming entitled to a share because of the death of a Shareholder shall be entitled to receive, and to give receipts for, dividends or other payments paid with respect to the share.

28.	Right of First Refusal.

28.1.	Until an IPO, a Liquidation Event or an Event of Deemed Liquidation, in the event that any holder of shares (the “Selling Shareholder”) desires to sell or transfer any or all of its shares to any party other than a Permitted Transferee (the “Offered Shares”), it shall first give written notice thereof (“Notice of Sale”) to all shareholders (collectively the “Option Holders”).

28.2.	The Notice of Sale shall state the number of Offered Shares, whether the Offered Shares will, upon the sale, be free of all liens, charges and encumbrances, that a bona fide offer has been received from a third party, the identity of the third party, and the price and terms of payment for the Offered Shares. Upon receipt of the Notice of Sale, the Option Holders shall have the right to exercise the option (the “Option”) contained in Articles 28.3 and 28.4.

28.3.	For a period of 20 days after receipt of the Notice of Sale, the Option Holders collectively may elect to purchase all (but not part) of the Offered Shares (those Option Holders which exercise the Option are referred to as the “Buying Shareholders”). The Option shall be exercised by delivery of a notice by one or more of the Buying Shareholders to the Selling Shareholder within the aforesaid 20-day period stating (i) that the Buying Shareholder intends to acquire its pro rata share of the Offered Shares, according to the shareholding ratio between the Option Holders as of the date immediately prior to sending such notice; and (ii) in the event that the Selling Shareholder receives notices from Buying Shareholders to buy some, but not all, of the Offered Shares, how many additional Offered Shares the Buying Shareholder intends to acquire of the Offered Shares remaining as a result of the failure of all Buying Shareholders to offer to buy their pro rata share (the “Remaining Offered Shares”).

28.4.	If the Selling Shareholder receives notices from all Option Holders that they wish to exercise the Option, then the Buying Shareholders shall acquire the Offered Shares pro rata, according to the shareholding ratio between the Option Holders as of the date immediately prior to sending their notices. If the Selling Shareholder receives notices from Buying Shareholders to buy some, but not all, of the Offered Shares and the notices of the Buying Shareholders indicate that the Buying Shareholders intend to buy a number of additional Offered Shares equal to or greater than the number of the Remaining Offered Shares, then (i) the Buying Shareholders shall each acquire that percentage of the Offered Shares which corresponds to its percentage ownership of the shares held by the Option Holders as of the date immediately prior to sending their notices and (ii) the Buying Shareholders shall acquire the Remaining Offered Shares pro rata according to the number of additional Offered Shares that each Buying Shareholder offered to acquire in its notice. The purchase of the Offered Shares shall be on the same terms and conditions as stated in the Notice of Sale.

28.5.	If the notices of the Buying Shareholders indicate that the Buying Shareholders have not elected to purchase all of the Offered Shares, then the Selling Shareholder shall be free, within 90 days of the date of expiration of the Option, to sell all such shares to the specified third party at the price and on the terms contained in the Notice of Sale. If there is no sale within such 90 day period, the Selling Shareholder shall not sell or transfer the Offered Shares, or any other shares acquired before or after the date hereof, without again complying with the provisions of this Article.

28.6.	In the event that there is a situation in which fractional shares will need to be transferred, the number of shares will be rounded up so that only full shares will be transferred.

28.7.	The provisions of this Article 28 shall terminate on and not apply to an IPO.

28.8.	Whenever this Article refers to the pro rata holdings of shareholders, such calculation shall be made on an as-converted basis.

28.9.	Any provision of this Article 28 to the contrary notwithstanding, any offering of Series C, D, E, F, G, H or I Preferred Shares, as the case may be, shall first be made to the other holders of shares of the series so offered, and the provisions of this Article 28 shall apply to such offering, mutatis mutandis. In the event that there shall be any remaining shares which will not be purchased as aforesaid, such shares shall be offered to the other Shareholders of the Company, as set forth in this Article 28. Nothing herein shall require the giving of separate Notices of Sale to holders of different classes, it being sufficient for the purposes hereof to issue a single Notice of Sale to holders of all classes of shares provided that such notice shall specify the allocation method in the event that holders of shares of the same series as the Offered Shares shall exercise their rights of first refusal.

28.10.	Any provision of this Article 28 to the contrary notwithstanding, in no event shall any transfer of shares of the Company be effected if the third party transferee (which is not a shareholder who exercised its right of first refusal as set forth herein) is in competition, directly or indirectly, with the Company, as determined by the Board of Directors of the Company.

29.	Tag-along Rights.

29.1.	If (i) any of the Founders or their Permitted Transferees is the Selling Shareholder (the “Selling Insider”), (ii) the sale is not to a Permitted Transferee of the Founder, and (iii) all of the Offered Shares are not sold to the Buying Shareholders pursuant to Article 28 above, then the provisions of this Article 29 shall apply.

29.2.	The Selling Insider shall so notify the other Option Holders, describing in such notification the material terms of such proposed sale. Upon receipt of such notice, each of the other Option Holders shall have the right to exercise the option contained in Article 29.3 below.

29.3.	Each of the other Option Holders shall have the option, exercisable by written notice to the Selling Insider, within 10 business days after receipt of the notice described in Article 29.2 above, to require the Selling Insider to provide as part of his proposed sale that each of the other Option Holders be given the right to participate, on the same terms and conditions as the Selling Insider, in the sale pro rata in proportion to the respective numbers of Shares owned at such time by the Selling Insider and all Option Holders who participate in the proposed sale.

29.4.	Notwithstanding the aforesaid, if any of the Founders or their Permitted Transferees shall sell shares of the Company in a transaction or series of transactions which result in a change in control of the Company, the other Option Holders shall have the right to participate in such transaction and to sell all of their shares in the Company in that transaction.

29.5.	Notwithstanding Articles 29.1 through 29.3, each Founder shall be permitted to sell shares as provided in Article 30.

29.6.	The provisions of this Article 29 shall terminate on a Qualified IPO of the Company.

29.7.	Whenever this Article refers to the pro rata holdings of shareholders, such calculation shall be made on an as-if-converted basis.

29.8.	The provisions of this Article 29 shall terminate as to a particular Founder upon his death or disability. A Founder shall be deemed to have suffered a disability if he should suffer an illness, injury or mental disability that substantially prevents him from pursuing gainful employment for a period of at least 180 consecutive days. In the event of doubt, the determination of the Board of Directors that a Founder has or has not become disabled shall be final and binding.

30.	Founder Sales.

30.1.	Notwithstanding Article 29 above, after August 24, 1998 each of the Founders (and/or their Permitted Transferees) shall be entitled to sell, transfer, assign, encumber or otherwise dispose of, up to 10% of the shares in the Company held by each of the Founders as of August 24, 1998 (“Transferable Shares”), free of the rights in favor of other Option Holders under Article 29 (Tag-Along Rights).

30.2.	Except as set forth in Article 30.1, until the consummation of a Qualified IPO, no Founder nor any of their Permitted Transferees shall sell, transfer, assign, encumber or otherwise dispose of the shares in the Company held by the Founder without the prior written consent of the holders of 75% or more of each series of Preferred Shares.

30.3.	The Founders shall be entitled to transfer or sell shares to their Permitted Transferees, provided that the Permitted Transferee agrees to be bound by the provisions of these Articles.

30.4.	In the event that a Founder or any of his Permitted Transferees should sell any shares in contravention of this Article (a “Prohibited Transfer”), such transfer shall be deemed null and void and the holders of Preferred Shares may proceed to protect and enforce their rights by suit in equity or by action at law, whether for the specific performance of any term contained in these Articles or for an injunction against the breach of any such term or in furtherance of the exercise of any power granted in these Articles, or to enforce any other legal or equitable right of the other Option Holders or to take one or more of such actions.

30.5.	The provisions of this Article 30 shall terminate as to a particular Founder upon his death or disability. A Founder shall be deemed to have suffered a disability if he should suffer an illness, injury or mental disability that substantially prevents him from pursuing gainful employment for a period of at least 180 consecutive days. In the event of doubt, the determination of the Board of Directors that a Founder has or has not become disabled shall be final and binding.

31.	Bring-Along. Notwithstanding anything to the contrary in these Articles including in Article 28, at any time prior to an IPO, in the event that (i) one or more bona fide offers from any third party person or entity (the “Offeror”) is made to purchase shares at a price per Ordinary Share (assuming for purposes of such calculation the conversion of all Preferred Shares into Ordinary Shares) equal to or greater than US$10 (as adjusted for Recapitalization Events occurring subsequent to April 10, 2003), (ii) such sale is conditioned upon the sale of all of the remaining issued shares of the Company to the Offeror, (iii) shareholders holding at least eighty percent (80%) of the Company’s outstanding share capital (as calculated in the manner provided in §341(a) of the Law) (the “Proposing Shareholders”) propose to sell all of their shares to such Offeror, and (iv) if the Phase II Preferred collectively then comprise 20% or less of the shareholdings of the Company (as calculated in the manner provided in §341(a) of the Law), but holders of at least 20% of the then-outstanding Phase II Preferred are Proposing Shareholders, then all remaining shareholders (the “Non-Proposing Shareholders”) will be required, if so demanded by the Proposing Shareholders, but subject to the Non-Proposing Shareholders’ right under §341(b) of the Law, to sell their Shares to such Offeror at the same price and upon the same terms and conditions as in the offer made to the Proposing Shareholders. In such event, any sale, assignment, transfer, pledge, hypothecation, mortgage, disposal or encumbrance of shares by the Non-Proposing Shareholders other than in connection with the proposed acquisition shall be absolutely prohibited.

CALLS

32.	A Shareholder, whether he is the sole holder or holds the shares together with another person, shall not be entitled to receive dividends nor to use any other right a Shareholder has unless he has paid all the calls by the Company that shall be made from time to time with respect to money unpaid on all of his shares, in addition to interest and expenses if there shall be any.

33.	The Directors may, subject to the provisions of these Articles, make calls upon the Shareholders from time to time in respect of any monies unpaid on their shares as they shall determine proper, upon the condition that there shall be given prior notice of fourteen days on every call, and each Shareholder shall pay the amount requested from him, and any installments on account of the call at the times and places to be determined by the Directors.

34.	Calls for payment shall be deemed to have been made from the date on which the Directors decide upon the calls for payment.

35.	The joint holders of a share shall be jointly and severally liable to pay the calls for payment in full and any installments on account, in connection with such calls.

36.	If a sum called in respect of a share is not paid, the holders of the share or the person to whom it has been issued shall be liable to pay interest and linkage differentials upon the amount of the call or the payments on account, at the rate to be determined by the Directors commencing from the day the payment is due to the time of actual payment, but the Directors shall be at liberty to waive payment of that interest or linkage differentials, wholly or in part.

37.	Any amount that, according to the condition of issuance of a share, must be paid at the time of issuance or at a fixed date, whether on account of the value of the share or premium, shall be deemed for the purposes of these Articles to be a call for payment that was duly made and the date of payment shall be the date appointed for payment. In the event of non-payment of this amount all of the above Articles dealing with payment of interest, expenses, forfeiture, pledge and the like and all the other Articles connected therewith, shall apply as if this sum had been duly requested and notice had been given pursuant to Article 33.

38.	The Directors may, if they think fit, receive from any Shareholder willing to pay in advance all or a part of the moneys that shall be due on account of his shares, in addition to any amounts the payment of which in fact has been requested, and the Directors shall be permitted to pay him: (1) interest at such rate as the Directors and the Shareholder shall agree upon for the amounts paid in advance as aforesaid, or upon the part thereof which is in excess of the amounts whose payment was at the time requested on account of his shares, and (2) any dividends that may be paid for that part of the shares for which the Shareholder has paid in advance.

FORFEITURE OF SHARES

39.	If a Shareholder fails to pay any call or installment of a call on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of such call or installment remains unpaid, serve a notice on him requiring payment of so much of the call or installment as is unpaid, together with any interest which may have accrued and any expenses that were incurred as a result of such non-payment.

40.	The notice shall specify a date not less than seven days from the date of the notice, on or before which the payment of the call or installment or part thereof is to be made together with interest and any expenses incurred as a result of such non-payment. The notice shall also state the place the payment is to be made and that in the event of non-payment at or before the time appointed, the share in respect of which the call was made will be liable to forfeiture.

41.	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect. The forfeiture shall also apply to those dividends that were declared but not yet distributed with respect to the forfeited shares.

42.	A share so forfeited shall be deemed to be the property of the Company and can be sold or otherwise disposed of, on such terms and in such manner as the Directors think fit. At any time before a sale or disposition the forfeiture may be canceled on such terms as the Directors think fit.

43.	A person whose shares have been forfeited shall cease to be a Shareholder in respect of the forfeited shares, but shall notwithstanding remain liable to pay to the Company all moneys which, at the date of forfeiture, were presently payable by him to the Company in respect of the shares.

44.	The forfeiture of a share shall cause, at the time of forfeiture, the cancellation of all rights in the Company and of any claim or demand against the Company with respect to that share, and of other rights and obligations between the share owner and the Company accompanying the share, except for those rights and obligations which these Articles exclude from such a cancellation or which the Law imposes upon former Shareholders.

45.	A sworn declaration in writing by two Directors that a share in the Company has been duly forfeited on the date stated in the declaration shall be conclusive evidence of the facts therein stated against all persons claiming to be entitled to the share. That declaration, together with the receipt of the Company for the consideration, if any, given for the share on the sale or disposition thereof and specifying the place of payment of the consideration, shall constitute good title to the share. The person to whom the share is sold or disposed of shall be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

46.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the amount of the share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

MODIFICATION OF CAPITAL

47.	Subject to Article 11 and to the relevant provisions of the Law, the Company may, from time to time:

47.1.	consolidate and divide its share capital or a part thereof into shares of greater value than its existing shares;

47.2.	cancel any shares which have not been purchased or agreed to be purchased by any person;

47.3.	by subdivision of its existing shares, or any of them, divide the whole, or any part, of its share capital into shares of lesser value than is fixed by these Articles, in a manner so that with respect to the shares created as a result of the division it will be possible to grant to one or more shares a right of priority, preference or advantage with respect to dividend, capital, voting or otherwise over the remaining or similar shares;

47.4.	reduce its share capital and any fund reserved for capital redemption reserve fund in the manner that it shall deem to be desirable;

47.5.	increase its share capital, regardless of whether or not all of its shares have been issued, or whether the shares issued have been paid in full, by the creation of new shares, divided into shares in such amounts, and with such preferred or deferred or other special rights (subject always to the special rights conferred upon any existing class of share), and subject to any conditions and restrictions with respect to dividends, return of capital, voting or otherwise, as shall be directed by the resolution, provided that except in the case of bonus shares the share capital of Preferred Shares shall not be increased without the consent of the majority of the holders of Preferred Shares.

ALLOTMENT OF OTHER TYPES OF SECURITIES

48.	Subject to Article 11, the Company shall have the right in a general meeting or a meeting of the Board of Directors, whichever is appropriate under the Law, to set out regulations with respect to issuance and allotment of other types of securities, aside from shares, including but without derogating from the generality of the above, debentures, options and warrants and to determine that the aforesaid shall be convertible at a specified rate or some other predetermined formula.

PREEMPTIVE RIGHTS

49.	Prior to a Qualified IPO, if the Company proposes to issue or sell any New Securities (as defined in Article 51), the Company shall, before such issuance, offer to all shareholders holding at least 0.75% of the issued and outstanding capital of the Company (collectively the “Offered Shareholders”) the right to purchase a pro-rata share of the New Securities. A Shareholder’s pro-rata share, for purposes of this Article, is the ratio of the number of issued shares owned by such Shareholder immediately prior to the issuance of New Securities (treating all Preferred Shares as if fully converted), to the total number of shares outstanding immediately prior to the issuance of New Securities, (treating all of the Preferred Shares as if fully converted).

50.	Each Offered Shareholder shall have a right of over-allotment such that if any of the Offered Shareholders fails to exercise in full its right hereunder to purchase its pro-rata share of New Securities, the other Offered Shareholders may purchase the portion of the New Securities not purchased by such Offered Shareholders pro-rata according to the shareholding ratio between such exercising Offered Shareholders within five (5) days from the date such non-purchasing Offered Shareholder fails to exercise its rights hereunder to purchase its pro-rata share of New Securities.

51.	This preemptive right shall be subject to the following provisions:

51.1.	“New Securities” shall mean any equity interest (including Ordinary and Preferred Shares) in the Company, whether now authorized or not, and rights, options or warrants to purchase such equity interests, and securities of any type whatsoever that are convertible into equity interests; provided that the term “New Securities” does not include: (i) securities issued upon the conversion of the Preferred Shares, and (ii) securities issued, pursuant to a resolution of the Board of Directors, to employees, directors or consultants of the Company, subsidiary or parent of the Company, who hold less than 5% of the Company’s issued and outstanding share capital; and (iii) securities issued in a Qualified IPO; and (iv) securities issued in connection with a share split, share dividend or other recapitalization events in the Company; and (v) any shares issuable pursuant to warrants outstanding as of February 8, 2000; (vi) securities, in an amount not exceeding, in the aggregate, 10% of the issued and outstanding share capital of the Company (treating all Preferred Shares on an as-converted basis), issued to a lender in connection with the extension of credit to the Company or one of its subsidiaries, or to a Strategic Investor (“Strategic Investor” shall mean an entity which, in the determination of the majority of the Board of Directors is capable of materially contributing directly or indirectly to the Company’s business other than by investing capital in the Company); (vii) securities issued pursuant to the acquisition of or merger or consolidation with another corporation by the Company whereby the Shareholders of the Company will own not less than 51% of the voting power of the surviving entity; and (viii) securities issued pursuant to the Epinions Merger Agreement.

51.2.	In the event the Company proposes to undertake an issuance of New Securities, it shall give each Offered Shareholder written notice of its intention, describing the type of New Securities, and their price and the terms upon which the Company proposes to issue the same. Each Offered Shareholder shall have seven (7) days after any such notice is delivered to agree to purchase some or all of such Offered Shareholder’s pro rata share of such New Securities for the price, upon the terms and at the time specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

51.3.	In the event the Offered Shareholders fail to exercise fully the preemptive right within the said seven (7) day period and after the expiration of the five (5) day period for the exercise of the over-allotment rights, the Company shall have one hundred twenty (120) days thereafter to sell or enter into an agreement to sell that portion of the New Securities respecting which the Offered Shareholders’ preemptive right is not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice to the Offered Shareholders pursuant to this Article 51. The Offered Shareholders shall acquire the shares of New Shares each has offered to purchase, on the closing of agreement to sell the remaining portion of New Securities, with respect to which the Offered Shareholders’ preemptive right were not exercised. In the event the Company has not sold or entered into an agreement to sell the New Securities in accordance with the foregoing within one hundred twenty (120) days, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Offered Shareholders in the manner provided in Articles 49 through 51.

EFFECT OF INCREASE IN SHARE CAPITAL

52.	Subject to any decision to the contrary in the resolution authorizing the increase in share capital pursuant to these Articles, the new share capital shall be deemed to be part of the original share capital of the Company and shall be subject to the same provisions with reference to payment of calls, liens, title, forfeiture, transfer and otherwise as apply to the original share capital.

BORROWING POWERS

53.	The Directors may from time to time, in their discretion, borrow or secure the payment of any sum of money for the purposes of the Company.

54.	The Directors may raise or secure the repayment of such sum or sums in such manner, at such times and upon such terms and conditions in all respects as they think fit, and, in particular, by the issue of bonds, perpetual or redeemable debentures, debenture stock, or any mortgages, charges, or other securities on the undertaking of the whole or any part of the property of the Company, both present and future, including its uncalled capital for the time being and its called but unpaid capital.

GENERAL MEETINGS

55.	A general meeting shall be held once in every year at such place and time, not being more than fifteen months after the holding of the last preceding general meeting, as may be prescribed by the Directors. The above mentioned general meetings shall be called annual meetings. All other general meetings shall be called special meetings.

56.	The Directors may, and upon a demand in writing as provided for in Section 63(a) of the Law, shall, convene an special meeting. Every such demand shall include the objects for which the meeting should be convened, shall be signed by those Directors or Shareholders making the demand (the “Petitioners”) and shall be sent to the Office. The demand may contain a number of documents similarly worded each of which is signed by one or more Petitioners. If the Directors do not convene a meeting within 21 days from the date of the submission of the demand as aforesaid, the Petitioners, or, if they are Shareholders, a part thereof representing more than one half of the voting rights of all of them, may convene by themselves a meeting upon 7 days’ notice to all Shareholders. However, such a meeting shall not be held after three months have passed since the date of the submission of the demand.

57.	A prior notice of at least 10 days of any general meeting shall be given with respect to the place, date and hour of the meeting, together with an agenda of the items for discussion or action at the meeting, as well as a description of such items as required by the Law. The notice shall be given as hereinafter provided to the Shareholders entitled pursuant to these Articles to receive notices from the Company. Non-receipt of a notice given as aforesaid shall not invalidate the resolution passed or the proceedings held at that meeting. With the consent of all the Shareholders who are entitled at that time to receive notices, it shall be permitted to convene meetings and to resolve all types of resolutions, upon shorter notice or without any notice and in such manner, generally, as shall be approved by the Shareholders.

PROCEEDINGS AT GENERAL MEETINGS

58.	Subject to the provisions of these Articles the function of the general meeting shall be to receive and to deliberate with respect to the profit and loss statements, the balance sheets, the ordinary reports and accounts of the Directors and auditors; to declare dividends, to appoint auditors, to fix their compensation, and any other matter required by law.

59.	Every Shareholder entitled to be present and to vote at a meeting and holding at least one percent of the voting power of the Company shall be permitted to propose to the general meeting any such resolution connected with the objects for which the meeting was convened upon the condition that he shall submit to the Company, not less than 10 days before the day of the meeting, a notice in writing signed by him containing the proposed resolution and indicating his intention to submit it.

60.	In the event that a notice of intention to propose a resolution is received by the Company before the notice of the meeting is sent, that notice of meeting shall include the notice of intention to propose a resolution. If the notice of intention to propose a resolution is received by the Company after the notice of the meeting is sent, a new notice shall be sent as quickly as possible to the Shareholders entitled to receive a notice of meeting, to the effect that such a resolution will be proposed.

61.	No deliberation shall be commenced with respect to any matter at a general meeting unless a quorum is present at the time when the general meeting proceeds to deliberate. The required quorum for any general meeting shall be the holders of a majority of the voting rights of the issued share capital of the Company as set forth in Article 69, present personally, by telephone (or other electronic means that provide for each participant to hear each other participant) or by proxy, provided however that, so long as Bertelsmann or its affiliates own not less than 10% of the outstanding Series E Preferred Shares issued to Bertelsmann pursuant to the Securities Purchase and Exchange Agreement dated as of January 24, 2001, which shall include the Ordinary Shares issued pursuant to the conversion of such Series E Preferred Shares, the presence of a representative of Bertelsmann or one of its affiliates shall be required at a general meeting to constitute a quorum.

62.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week at the same place and time (unless that is a non-business day, in which case the meeting shall be deferred to the next business day), or any other day, hour and/or place as the Directors shall notify the Shareholders. If a quorum is not present at the second meeting within half an hour from the time appointed for the meeting, any Shareholder present personally or by proxy shall constitute a quorum, and shall be entitled to deliberate and to resolve in respect of the matters for which the meeting was convened, except that if the adjourned meeting had originally been convened upon the requisition of the Shareholders, the second meeting shall only be held if the quorum set forth in Article 61 is present.

63.	The chairman of the Board of Directors shall preside as chairman at all general meetings. If there is no chairman or if he is not present within 15 minutes from the time appointed for the meeting or if he shall refuse to preside at the meeting, the Shareholders present shall elect one of the Directors to act as chairman, and if only one Director is present, he shall act as chairman. If no Directors are present or if they all refuse to preside at the meeting, the Shareholders present shall elect one of the Members present to preside at the meeting. The Chairman shall not have a casting or deciding vote.

64.	The chairman may, with the consent of any meeting at which a quorum is present, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, as the meeting shall decide. If the meeting shall be adjourned for ten days or more a notice shall be given of the adjourned meeting as in the case of an original meeting. Except as aforesaid no Shareholder shall be entitled to receive any notice of an adjournment or of the business to be transacted at the adjourned meeting. At an adjourned meeting no matters shall be discussed except for those which could properly have been discussed at the meeting which decided upon the adjournment.

65.	Every resolution put to the vote at a meeting shall be decided by a show of hands, unless before or upon the declaration of the result of the show of hands a secret ballot is demanded by the chairman (if he is entitled to vote) or by at least two Shareholders present, or by a Shareholder or Shareholders present and holding at least one twentieth of the voting rights of the share capital issued by the Company. Unless a secret ballot is demanded as aforesaid, the chairman’s declaration of the result of the show of hands shall be final, and an entry to that effect in the minute book of the Company shall be conclusive evidence of the fact without the necessity of proving the number or proportion of the votes recorded in favor or against such a resolution. Subject to any provision in this regard in the Law and these Articles, a resolution shall be deemed to be passed at a general meeting if it received a majority of votes. A resolution with respect to the amendment or modification of these Articles shall be deemed to be passed at a general meeting if it received a majority of votes, subject, however, to the qualifications and restrictive provisions contained in Article 11. Regardless of the manner in which votes are cast at a meeting (whether by a show of hands or secret ballot), Shareholders shall be entitled to one (1) vote per share, on an as-converted basis except as provided in Article 69.

66.	If a secret ballot is duly demanded, it shall be taken in such manner as the chairman directs, whether immediately or after an adjournment or otherwise, and the results of the ballot shall be deemed to be a resolution of the meeting wherein the secret ballot was demanded. Those requesting a secret ballot can withdraw their request at any time before the secret ballot is held.

67.	A secret ballot demanded on the election of a chairman, or on a question of adjournment shall be taken forthwith. A secret ballot demanded on any other question shall be taken at such time as the chairman of the meeting directs.

68.	A demand for a secret ballot shall not prevent the continuation of the meeting with respect to the transaction of any other business, except for the matter with respect to which the secret ballot was demanded.

VOTES OF SHAREHOLDERS

69.	Each holder of Ordinary Shares shall be entitled to one (1) vote per Ordinary Share and each holder of Preferred Shares shall be entitled to one (1) vote per Preferred Share, on an as-converted basis. Notwithstanding the foregoing, holders of Series G Preferred Shares shall only be entitled to the number of votes (with respect to his, her or its Series G Preferred Shares only) equal to the number obtained by multiplying (i) the number of Ordinary Shares into which such Series G Preferred Shares could then be converted by (ii) 0.77741, although after actual conversion of Series G Preferred Shares into Ordinary Shares each share of Ordinary Shares issued or issuable upon such actual conversion shall be entitled to one vote per share. Nothing contained in the preceding sentence is intended in any manner to alter or limit the other rights, preferences and privileges (including rights upon the occurrence of a Liquidation Event or Event of Deemed Liquidation or conversion rights) of the Series G Preferred Shares. Any vote under these Articles or applicable law of the (i) Preferred Shares or (ii) Phase II Preferred or (iii) Preferred Shares and Ordinary Shares voting together shall take into account and be calculated in consideration of the respective voting power of the Preferred Shares as described above. Each holder of Preferred Shares shall vote together with the Ordinary Shares as a single class (except as otherwise expressly provided in these Articles or as required by law) and shall be entitled to notice of any general meeting of Shareholders in accordance with these Articles. Fractional votes shall not be permitted and any fractional vote resulting from the conversion mechanism described above in this Article (after aggregating all Ordinary Shares into which shares of Preferred Shares held by each holder could be converted) shall be rounded to the next higher whole number. No member shall be permitted to vote at a general meeting or to appoint a proxy to vote therein unless he has paid all calls for payment and all moneys due to the Company from him with respect to his shares.

70.	In the case of joint holders the vote of the senior who tenders a vote, whether in person or by proxy (subject to the provisions of the second following sentence), shall be accepted to the exclusion of the votes of the other joint holders. For the purpose of this Article seniority shall be determined by the order in which the names stand in the Register. The appointment of a proxy to vote on behalf of a share held by joint holders shall be executed by the signature of the senior of the joint holders.

71.	An objection to the right of a Shareholder or a proxy to vote in a general meeting must be raised at such meeting or at such adjourned meeting wherein that person was supposed to vote, and every vote not disqualified at such a meeting shall be valid for each and every matter. The chairman of the meeting shall decide whether to accept or reject any objection raised at the appointed time with regard to the vote of a Shareholder or proxy.

72.	In every vote a Shareholder shall be entitled to vote either personally or by proxy. A proxy present at a meeting shall also have the same right as a Shareholder to request a secret ballot. A proxy need not be a Shareholder of the Company.

73.	A Shareholder of the Company that is a corporation shall be entitled by a decision of its Board of Directors or by a decision of a person or other body, according to a resolution of its Board of Directors, to appoint a person who it shall deem fit to be its representative at every meeting of the Company. The representative appointed as aforesaid shall be entitled to perform on behalf of the corporation he represents all the powers that the corporation itself might perform as if it were a person.

74.	A Shareholder of unsound mind, or in respect of whom an order to that effect has been made by any court having jurisdiction, may vote, whether on a show of hands or by a secret ballot, only through his legal guardian or such other person, appointed by the aforesaid court, who performs the function of a representative or guardian. Such representative, guardian or other person may vote by proxy.

75.	A vote pursuant to an instrument appointing a proxy shall be valid notwithstanding the death of the appointor or the appointor becoming of unsound mind or the cancellation of the proxy or its expiration in accordance with any law, or the transfer of the shares with respect to which the proxy was given, unless a notice in writing of the death, becoming of unsound mind, cancellation, expiration or transfer was received at the Office before the meeting took place. In the event of a secret vote, a notice canceling the appointment of a proxy shall be valid if it is signed by the appointor and was received in the Office no later than one hour prior to commencement of the vote.

76.	A Shareholder is entitled to vote by a separate proxy with respect to each share held by him provided that each proxy shall have a separate letter of appointment containing the serial number of the share(s) with respect to which the proxy is entitled to vote. If a specific share is included by the holder in more than one letter of appointment, that share shall not entitle any of the proxy holders to a vote.

77.	A letter of appointment of a proxy, power of attorney or other instrument (if there shall be such) pursuant to which the appointee is acting shall be in writing. Such confirmed instrument or a copy or facsimile thereof shall be deposited with the Secretary of the Company, or at such other place in Israel or abroad as the Directors may direct from time to time, at least twenty four hours before the time appointed for the meeting or adjourned meeting wherein the person referred to in the instrument is appointed to vote. Otherwise that person shall not be entitled to vote that share. An instrument appointing a proxy and which is not limited in time shall expire 12 months after the date of its execution. If the appointment shall be for a limited period, whether in excess of 12 months or not, the instrument shall be valid for the period stated therein.

78.	An instrument appointing a proxy (whether for a specific meeting or otherwise) may be in the following form or in any other similar form which is appropriate under the circumstances in the reasonable judgment of the Secretary of the Company.

I,                         , of                         , a Member holding shares in Shopping.com Ltd. and entitled to                      votes hereby appoint                          of                          or in his place                          of                          to vote in my name and in my place at the general meeting (annual, special, adjourned, as the case may be) of the Shopping.com Ltd. to be held on the      day of             , 20      and at any adjournment thereof.

In witness whereof, I have hereby affixed my signature the      day of             , 20     .

Appointor’s Signature

79.	Subject to the provisions of the Law, a resolution in writing signed by the holder or holders of shares, entitling their holders to all of the voting rights of the shares outstanding at that time, and entitled to vote with respect to such shares at general meetings, or a resolution as aforesaid agreed upon by telex, telegram or facsimile, shall have the same validity as any resolution carried in a general meeting of the Company duly convened and formed for the purpose of passing such a resolution. If all the Shareholders shall consent in writing, or by telex, telegraph, or facsimile to any action to be taken by the Shareholders, such action shall be as valid as though it had been unanimously authorized at a duly convened annual or special meeting of the Shareholders.

DIRECTORS

80.	The Board of Directors shall be composed of not more than 8 members.

81.	The Directors shall not be elected by the General Meeting of the Shareholders, but instead shall be appointed as follows:

81.1.	The holders of a majority of the Phase I Preferred, voting as a single class, shall have the right to elect and remove three (3) directors (the “Phase I Directors”). Notwithstanding the foregoing, (a) so long as Israel Seed II L.P. and Israel Seed IV, L.P. (together, “Israel Seed”) or their Permitted Transferees shall collectively own at least 10% of the issued and outstanding Series A, Series B and Series C Preferred Shares held by them as of January 15, 2003, Israel Seed alone and at their sole discretion shall be entitled, to appoint and remove one of the Phase I Directors; (b) so long as Bain Capital Integral Investors LLC (“Bain”) or its Permitted Transferees shall own not less than 10% of the outstanding Series D Preferred Shares issued to Bain pursuant to the Subscription Agreement dated February 8, 2000 and Ordinary Shares issued pursuant to the conversion of such Series D Preferred Shares, Bain alone and at its sole discretion shall be entitled to appoint and remove one of the Phase I Directors; and (c) so long as Bertelsmann owns not less than 10% of the Series E Preferred Shares issued to Bertelsmann pursuant to the Securities Purchase and Exchange Agreement dated as of January 24, 2001, which shall include the Ordinary Shares issued pursuant to the conversion of such Series E Preferred Shares, Bertelsmann Nederland B.V. or its designee alone and at its sole discretion shall be entitled to appoint and remove one of the Phase I Directors.

81.2.	The holders of a majority of the voting power of the Phase II Preferred, voting as a single class, shall have the right to elect and remove three (3) directors (the “Phase II Directors”). Notwithstanding the foregoing, (a) one (1) Phase II Director shall be Nirav Tolia, whose appointment shall terminate only in the event that he ceases to be employed by the Company or one of its subsidiaries, and (b) the remaining Phase II Directors shall initially be Bill Gurley and John Johnston. Notwithstanding any provision to the contrary in Article 79, for the purposes of electing and removing the Phase II Directors, written consents signed by the holders of a majority of the voting power of the Phase II Preferred, voting as a single class, shall have the same validity as any resolution carried in a general meeting of the Company duly convened and formed for the purpose of passing such a resolution.

81.3.	One (1) director shall be an independent director, who may be elected and removed by a majority (which must include at least one Phase I Director and one Phase II Director) of the Board of Directors (excluding any independent director serving pursuant to this Article), at its discretion; and

81.4.	One (1) director shall be the Chief Executive Officer of the Company, whose appointment shall terminate in the event that he ceases to serve as Chief Executive Officer.

81.5.	No Shareholder shall be entitled to cumulate votes in the election of Directors.

82.	If the office of any member of the Board of Directors is vacated, the other members of the Board of Directors act in every way and manner provided for under these Articles and the Law so long as their number does not fall below the quorum required by the Articles, for a Board of Directors’ meeting. If their number does fall below the number required for a quorum, they shall not be permitted to act except insofar as to convene a meeting of the relevant shareholders of the Company for the purpose of filling the vacancies on the Board of Directors.

Any person not a member of the Board of Directors and who is otherwise eligible to be appointed as a director under the Law, may serve as a substitute director.

A substitute director shall have, subject to the provisions of the instrument by which he was appointed, all the power and authority of the Director for whom he is serving.

The appointment or removal of a substitute director shall be done in a written document signed by the Director who appointed him. The document shall be furnished to the Secretary of the Company.

The office of a substitute director shall be automatically vacated if his appointment is terminated by the Director who appointed him in accordance with these regulations, or upon the occurrence with respect to the substitute of one of the events described in Article 83 or, if the office of the member of the Board of Directors with respect to whom he serves as a substitute shall be vacated for any reason whatsoever.

83.	Subject to the provisions of these Articles or to the provisions of an existing contract, the tenure of office of a Director shall automatically be terminated:

•	if he becomes bankrupt;

•	if he is declared insane or becomes of unsound mind;

•	if he resigns by an instrument in writing delivered to the Company, and if he was appointed by a Shareholder empowered to appoint a director, with a copy to the Shareholder or Shareholders who appointed him;

•	with his death; or

•	with the liquidation of the Company.

84.	Members of the Board of Directors who are not employees of the Company or professionals providing special professional services for consideration to the Company or its members shall not receive a salary from the funds of the Company unless and to the extent that the general meeting has so decided. Subject to the Law, the Directors and their substitutes, shall be entitled to reimbursement of their reasonable expenses for travel, board and lodging that have been expended for or during the performance of their duties as directors, including actual and reasonable travel expenses to and from Board of Directors’ meetings.

POWERS AND DUTIES OF DIRECTORS

85.	Subject to Article 11, the management of the business of the Company shall be vested in the Board of Directors. They shall be entitled to perform all of the Company’s powers and authorities and to perform in its name all the acts that it is entitled to do according to these Articles or the Law except for those which pursuant to the Law or these Articles are vested in the general meeting of the Company, subject to any provisions in the Law or in these Articles or the regulations that the Company shall adopt in its general meeting (insofar as they do not contradict the Law or these Articles). However any Article adopted by the Company in its general meeting shall not affect the legality of any prior act of the Directors that would be legal and valid, but for that Article.

86.	The Board of Directors shall also have the following powers:

86.1.	Subject to the Law, the Directors pursuant to a duly convened and held meeting of the Directors of the Company may from time to time appoint one or more persons, whether or not he is a member of the Board of Directors, as the General Manager of the Company, either for a fixed period of time or without limiting the time that he or they will stay in office, and they may from time to time (subject to any provision in any contract between him or them and the Company) release him or them from their office and appoint another or others in his or their place. The General Manager shall have the power to appoint the other officers of the Company, without derogating from the power of the Board to remove officers appointed by the General Manager for such reasons as the Board determines.

86.2.	Subject to the Law, the Board of Directors may from time to time grant and bestow upon the General Manager, at that time, those powers and authorities that it exercises pursuant to these Articles, as it shall deem fit, and may grant those powers and authorities for such period, and to be exercised for such objectives and purposes and in such time and conditions, and on such restrictions, as it shall decide; and it may grant such authorities whether concurrently with the Board of Directors’ authorities in that area, or in place thereof or any one of them, and it can from time to time revoke, repeal, or change any one or all of those authorities.

86.3.	Notwithstanding the provisions of the Law and Article 84, the wages and any other compensation of the General Manager shall be determined from time to time by the Board of Directors (subject to any provision in any contract between him and the Company) and it may be paid by way of a fixed salary or commission or dividends, or a percentage of profits or of the Company’s turnover or of any other company that the Company has an interest in, or by participation in such profits, or in any combination of the aforementioned methods, or such other method as the Directors shall determine. The General Manager may determine the wages and other compensation of the other officers of the Company, subject to the review of the Board of Directors.

86.4.	The Board of Directors may designate any person or persons (even if they are not Members of the Board of Directors) to act and to sign in the name of the Company, and to apply the Company seal or stamp, and the acts and signature of such person or persons shall bind the Company, insofar as such person or persons have acted and signed within the limits of their authority.

87.	A director shall not be required to hold qualifying shares.

88.	Subject to the Law, no Director shall be disqualified by virtue of his office from holding any office, or, deriving any profit from any other office in the Company or from any company in which the Company shall be a shareholder or otherwise interested, or from contracting with the Company as vendor, purchaser or otherwise, nor shall any such contract, or any contract or arrangement entered into by or on behalf of the Company in which the Director shall in any way be interested, be avoided, nor shall any Director be liable to account to the Company for any profit arising from any such office or realized by any such contract or arrangement by reason only of such Director’s holding that office or of the fiduciary relations thereby established, provided the nature of his interest is disclosed by him no later than the meeting of the Board of Directors at which the contract or arrangement is first considered, if his interest then exists, or, in any other case, at the first meeting of the Board of Directors, after the acquisition of his interest. After such disclosure, every Director whose interest is submitted for approval before the Board shall not be present and shall not vote at such Board’s meetings. A general notice that a Director is a member of any firm or company and is to be regarded as interested in all transactions with that firm or company shall be a sufficient disclosure under this Article in relation to any particular transaction with such firm or company. The provisions of this Article shall apply also to a substitute director and proxy.

89.	A Director may hold another paid position or function in the Company or in any other company in which the Company is a shareholder or in which the Company has some other interest, or that has an interest in the Company, together with his position as a Director (except an auditor) upon these conditions with respect to salary and other matters as decided by the Directors.

FUNCTIONS OF THE DIRECTORS

90.	The Directors may meet in order to transact business, to adjourn their meetings or to organize them otherwise as they shall deem fit.

The presence in person or by telephone (or by other electronic means by which all participants can hear one another) of a majority of the total number of members of the Board of Directors (which shall include at least one director elected by the Phase I Preferred and one director elected by the Phase II Preferred or substitute directors appointed by them) will be necessary and sufficient to constitute a quorum for the transaction of business, provided that if such quorum is not present within half an hour from the time set for the meeting, the meeting shall stand adjourned to the following business day at the same time and place, and at such adjourned meeting the director(s) present shall constitute a quorum, provided, however, that in such adjourned meeting the Directors present shall only deliberate and resolve upon issues which were included in the meeting notice of the originally called Board meeting. Any Board of Director resolutions adopted at a duly constituted meeting at which a quorum is present shall be the act of the Board of Directors. The absence from the meeting of a director due to conflict of interest or other legal restraint with respect to deliberating on or voting on a particular matter shall not affect the validity of any action by the Board of Directors with respect to such matter if a quorum would have been present but for such director’s absence from the meeting. Notwithstanding the above, in the event that a quorum is not present for a meeting duly convened (whether or not adjourned as aforesaid), the Directors present may adopt a proposal, and such proposal shall be deemed to be a resolution properly adopted by the Board of Directors only if the absent director or directors whose presence would have been sufficient to create a quorum shall approve such resolution in writing either before or after the convening of such meeting.

91.	The chairman of the Board of Directors or any two directors may at any time call a Board of Directors’ meeting, and the Secretary of the Company shall be required on the request of the chairman or such directors to convene said meeting.

92.	The Directors may from time to time elect a chairman, and decide the period of time he shall hold such an office, and he shall preside at the meetings of the Board of Directors. However, if such a chairman is not elected or if he is not present at any meeting within thirty minutes after the time appointed for the meeting, the Directors may choose one of their number to serve as chairman of the meeting.

93.	Any notice of a Board of Directors’ meeting can be given orally, by telephone, in writing, or by telegram, facsimile, telex or via electronic mail to an electronic mail address supplied by the Director to the Company, except that if a Director informs the Company by written notice to the Office that he or she does not wish to receive notice via electronic mail, the Company shall not be entitled to deliver notice to such Director via electronic mail. Notice shall be given at least 14 days before the time appointed for the meeting, unless all of the Directors at that time agree to a shorter notice, or waive notice altogether, or attend the meeting.

94.	Issues raised before all meetings of the Board of Directors shall be decided by majority vote. The chairman of a meeting of the Board of Directors shall not have an additional or casting vote.

95.	Subject to the provisions of the Law, the Directors may delegate or revoke any delegation of their powers to committees consisting of such member or members of their body as they deem fit, provided that each committee shall have at least one member who is a director elected by the Phase I Preferred and one member who is a director elected by the Phase II Preferred, or as otherwise may be determined by resolution of the Board of Directors including the assent of the directors elected by both the Phase I and Phase II Preferred voting thereon.

96.	Each committee to which any powers of the Directors have been delegated shall abide by any regulations enacted by the Directors with respect to the exercise of such delegated powers. In the absence of such regulations or if such regulations are incomplete in any respect, the committee shall conduct its business in accordance with these Articles. The regulations set forth in these Articles concerning the Directors, the conduct of their meetings and their manner of voting shall apply mutatis mutandis to committees of the Board of Directors.

97.	All actions performed in a bona fide fashion by the Board of Directors or by a committee thereof or by any person acting as a director or as a substitute shall be as valid as if each and every such person were duly and validly appointed and fit to serve as a director or substitute as the case may be, even if at a later date a flaw shall be discovered in the appointment of such a director or such a person acting as aforesaid, or in his qualifications so to serve.

98.	The Directors shall cause minutes to be taken of all general meetings of the Company, of the appointments of officers of the Company, of Board of Directors’ meetings and of committee meetings, which minutes shall include the following items, if applicable:

•	the names of the directors present

•	the matters discussed at the meeting

•	the results of votes taken

•	resolutions adopted at the meeting

•	directives given by the meeting to the committees.

The minutes of any meeting, signed or appearing to be signed by the chairman of the meeting or by the chairman of the meeting held immediately after that meeting or by the secretary, shall serve as a prima facie proof of the facts in the minutes.

99.	A resolution in writing signed or agreed to in writing or by telephone, telex or facsimile by all of the Directors, or by all of the Members of a committee, as the case may be, who are entitled to vote on a matter, shall be valid for every purpose as a resolution adopted at a Board of Directors or committee meeting, as the case may be, that was duly convened and held. In place of a director, the aforesaid resolution may be signed and delivered by his substitute.

LOCAL MANAGEMENT

100.	The Directors may organize from time to time arrangements for the management of the Company’s business in any particular place, whether in Israel or abroad, as they shall see fit, and the provisions of the next Article shall not derogate from the general powers granted to the Board of Directors pursuant to this Article.

101.	The Directors may from time to time convene any local management or agency to conduct the business of the Company in any particular place, whether in Israel or abroad, and may appoint any person to be a member of such local management, or to be a director or agent, and may decide his manner of compensation. The Directors may from time to time grant a person so appointed any power, authority, or discretion that the Directors have at that time, and may authorize any person acting at that time as a member of a local management to continue in his position notwithstanding that some position has been vacated there, and any such appointment or authorization may be made upon such conditions as the Directors deem fit. The Directors may from time to time relieve any person so appointed or revoke or change any such authorization.

BRANCH REGISTERS

102.	The Company may, keep in any other country, a register or registers of Shareholders living in that other country, and exercise any other powers referred to in the Law with respect to such branch registers.

DIVIDEND

103.	The Company, at a general meeting and upon the recommendation of the Directors may declare a dividend to be paid to the Shareholders, according to their rights and benefits in the profits, and to decide the time of payment. A dividend may not be declared in excess of that recommended by the Directors, although the Company may declare at a general meeting a smaller dividend.

104.	The Directors may from time to time pay to the Shareholders on account of a forthcoming dividend such interim dividend as shall be deemed just with regard to the situation of the Company.

105.	A notice of the declaration of a dividend, whether an interim dividend or otherwise, shall be given to the Shareholders registered in the Register, in the manner provided for in these Articles.

106.

Subject to the provisions of these Articles and subject to any rights or conditions attached at that time to any share in the capital of the Company granting preferential, special or deferred rights or not granting any rights with respect to dividends, the profits of the Company which shall be declared as dividends shall be distributed according to the proportion of the nominal value paid up on account of the shares held at the date so appointed by the Company, without regard to the premium paid in excess of the nominal value, if any. No amount paid or credited as paid on a share in advance of calls shall be treated for purposes of this Article as paid on a share.

107.	The Directors may issue any share upon the condition that a dividend shall be paid at a certain date or that a portion of the declared dividend for a certain period shall be paid, or that the period for which a dividend shall be paid shall commence at a certain date, or any similar condition. In every such case, subject to the provision mentioned in Article 106 above, the dividend shall be paid in respect of such a share in accordance with such a condition.

108.	In the event of the declaration of a dividend with respect to any shares of the Company, the holders of the Preferred Shares shall be entitled to share in such dividend in proportion to the number of Ordinary Shares then issuable upon the conversion of the Preferred Shares. At the time of declaration of a dividend the Company may decide that such a dividend shall be paid in whole or in part by way of distribution of certain properties, including by means of distribution of fully paid up shares or debentures or debenture stock of the Company, or by means of distribution of fully paid up shares or debentures or debenture stock of any other company, or in one or more of the aforesaid ways.

109.	The Directors may put a lien on any dividend on which the Company has a charge, and may use it to pay any debts, obligations or commitments to which the charge applies.

110.	The persons registered in the Register as Shareholders on the record date for declaration of the dividend shall be entitled to receive the dividend. A transfer of shares shall not transfer the right to a dividend when the record date occurs after the transfer but before the registration of the transfer.

111.	A dividend may be paid, inter alia, by check or payment order to be mailed to the registered address of a Shareholder or person entitled thereto in the register, or in the case of joint owners to the address of one of the joint owners as registered in the Register. Every such check shall be made out to the person to whom it is sent. The receipt of the person who on the date of declaration of the dividend is registered as the holder of any share or, in the case of joint holders, of one of the joint holders, shall serve as a release with respect to payments made in connection with that share.

112.	If at any time the share capital is divided into different classes of shares, the distribution by way of dividend of fully paid up shares, or from funds pursuant to Article 117 below, shall be made in one of the two following manners as to be decided upon by the Directors:

•	In such a manner so that all holders of a share entitled to fully paid up shares shall receive one uniform class of share, or

•	In such manner so that each holder of shares entitled to fully paid up shares shall receive shares of the class of shares held by him and entitling him to fully paid up shares.

113.	If the Company has redeemed redeemable preference shares, then all funds reserved for redemption of capital resulting from the redemption of such shares may be used, in whole or in part, according to a resolution of the Company, to pay in full or in part any new share issues or any shares not yet issued, that shall be issued to such Shareholders of the Company or other persons, as shall be decided upon by the Board of Directors, up to the sum equal to the nominal value of the shares to be issued.

114.	In order to give effect to any resolution in connection with distribution of dividends, or distribution of property, fully paid-up shares or debentures, the Board of Directors may resolve any difficulty that shall arise with respect to such distribution in such way as it shall deem proper, including the issuance of certificates for fractional shares, and the determination of the value of certain property for purposes of distribution. The Board may further decide that payment in cash shall be made to a Shareholder on the basis of the value decided for that purpose, or that fractions the value of which is less than one Israeli shekel shall not be taken into account for the purpose of adjusting the rights of all the parties. The Board of Directors shall be permitted in this regard to grant cash or property to trustees in escrow for the benefit of persons entitled thereto, as the Directors shall see fit. Wherever required, an agreement shall be submitted to the Registrar of Companies and the Directors may appoint a person to execute such an agreement in the name of the persons entitled to any dividend, property, fully paid-up shares or debentures as aforesaid, and such an appointment shall be valid.

115.	The Company shall not be obligated to pay interest on any dividend.

116.	The Board of Directors may, with respect to all dividends not demanded within one year after their declaration, invest or use them in another way for the benefit of the Company, until they shall be demanded. The Company shall not pay interest for dividends or interest not paid in such circumstances.

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FUNDS

117.	The Directors may set aside from the profits of the Company the sums they deem proper, as a reserve fund or reserve funds for extraordinary uses, or for special dividends or other funds or for the purpose of preparing, improving or maintaining any property of the Company and for such other purposes as shall in the discretion of the Board of Directors be beneficial to the Company. The Directors may invest the various sums so set aside in such investments as they deem proper, and from time to time deal in, change, or transfer such investments, in part or in whole, for the benefit of the Company. The Board of Directors may also divide any reserve fund to special funds as it shall deem proper, transfer moneys from fund to fund and use every fund or any part thereof in the business of the Company, without being required to keep such sums separate from the rest of the Company’s property. The Directors may, from time to time, also transfer to the next year profits out of such sums which are, in their discretion, beneficial to the Company. Generally the Directors may create funds as they deem necessary, either those resulting from profits of the Company or from re-evaluation of property, or from premiums paid for shares or from any other source, and use them in their discretion as they deem fit, including without limitation for the full payment of the nominal value of shares issued upon the exercise of warrants on a net issuance basis, so long as the creation, changes or uses of such funds do not exceed any provision of the law or accepted accounting principles and practices.

118.	Without derogating from the provisions of Article 117, premiums received from the issue of shares shall not be treated as profits distributable as dividends. The Board of Directors may organize a reserve capital liability account and transfer from time to time all such premiums to the reserve capital liability account or use such premiums and moneys to cover depreciation or doubtful loss. All losses from sale of investments or other property of the Company shall be debited to the reserve capital liability account, unless the Directors decide to cover such losses from other funds of the Company. The Board of Directors may use any moneys credited to the reserve capital liability account in any manner that these Articles or the law permits.

119.	Any amounts transferred and credited to the account of income and expense fund or general reserve liability account or capital liability reserve account, may, until otherwise used in accordance with these Articles, be invested together with such other moneys of the Company in the day to day business of the Company without having to differentiate between these investments and the investment of other moneys of the Company.

CAPITALIZATION OF RESERVE FUNDS

120.	The Company may from time to time resolve at a general meeting that any sum, investment or property not required as a source for payment of fixed preferential dividends and (a) standing credited at that time to any fund or to any reserve liability account of the Company, including also premiums received from issuance of shares, debentures, or debenture stock of the Company; or (b) being net profits not distributed and remaining in the Company, shall be capitalized, and that such investment sum or property be released for distribution and be distributed as capital among the shareholders of the Company according to the proportion to which they would be entitled if such amount were distributed as dividends on shares, in the manner so directed by such resolution. The Board of Directors shall use such investment sum or property, according to such a resolution, for full payment of such shares of the Company’s capital not issued to the shareholders and to issue such shares and to distribute them as fully paid up shares among those shareholders according to the pro rata rate for payment of the value of the shares and their rights in the amount capitalized, or as full payment of shares to be issued upon the exercise of warrants on a net issuance basis. The Directors may also use such investment sum or property or any part thereof for the aforesaid Shareholders for full payment of those shares not issued, in proportion to such shares of the Company’s capital issued and held by such Shareholders, or use such investment sum or property in any other manner permitted by such a resolution. If any difficulty shall arise with respect to such a distribution the Directors may organize the distribution as they deem desirable. They shall particularly be permitted to issue fractional certificates, to determine the value of the property or investment for the purpose of distribution of all fully paid up shares, to pay money to any such Shareholder according to the value determined in this manner in order to coordinate and adjust the shareholders’ rights. The Directors shall also be permitted to decide that parts the value of which is less than one New Israel Shekel shall not be taken into account in order to adjust the rights of all parties, to give all such shares, cash or property to trustees to hold in escrow for such persons entitled to part of the allocation and the distribution in accordance with and against such securities as the Directors deem desirable. Notwithstanding anything to the contrary in this Article 120, any distribution or other payment made to Shareholders pursuant to this Article 120 shall be deemed to constitute the payment or allocation of a dividend and shall require the vote of the Preferred Shares as set forth in Article 11.2.6.

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ACCOUNTS AND AUDIT

121.	The Directors shall cause correct accounts to be kept:

•	of the assets and liabilities of the Company;

•	of monies received or expended by the Company and the matters for which such monies are expended or received;

•	of all purchases and sales made by the Company.

The account books shall be kept in the Office or at such other place as the Directors deem fit and they shall be open for inspection by the Directors.

122.	Subject to the requirements of Section 184 the Law, the Directors shall determine from time to time, in any specific case or type of case, or generally, whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company, or any of them, shall be open for inspection by the Shareholders. No Shareholder other than a director shall have any right to inspect any account book or document of the Company except as conferred by law or authorized by the Board of Directors or by the Company in a general meeting.

123.	Not later than eighteen months after the registration of the Company and thereafter not less than once a year, the Directors shall submit before the Company at a general meeting a balance sheet and profit and loss statement for the period after the previous statement, and if it is the first statement for the period since registration of the Company, the statement shall be prepared as of a date not more than nine months before the date of the meeting and in accordance with the relevant provisions of the Law. A report of the auditor shall be attached to the statements, and it shall be accompanied by a report from the Directors with respect to the situation of the Company business, the amount (if any) they propose as a dividend and the amount (if any) that they propose be set aside for the fund accounts.

124.	Auditors shall be appointed and their function shall be set out in accordance with the Law.

NOTICES

125.	A notice or any other document may be served by the Company upon any Shareholder either personally or by sending it by post, telegram, facsimile or telex addressed to such Shareholder at his registered address as appearing in the Register or via electronic mail to an electronic mail address supplied by the Shareholder to the Company, except that if a Shareholder informs the Company by written notice to the Office that it does not wish to receive notice via electronic mail, the Company shall not be entitled to deliver notice to such Shareholder via electronic mail.

126.	All notices with respect to any share to which persons are jointly entitled, may be given to one of the joint holders, and any notice so given shall be sufficient notice to all the holders of such share.

127.	Any Shareholder registered in the Register who shall from time to time furnish the Company with an address at which notices may be served, shall be entitled to receive all notices he is entitled to receive according to these Articles at that address. However, except for the aforesaid, no Shareholder whose address is not registered in the register shall be entitled to receive any notice from the Company.

128.	A notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a Shareholder by sending it through the post in a prepaid airmail letter or telegram or telex or facsimile addressed to them by name, at the address, if any, furnished for the purpose by the persons claiming to be so entitled or, until such an address has been so furnished, by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

129.	Any notice or other document, (i) if delivered personally, shall be deemed to have been served upon delivery, (ii) if sent by post, shall be deemed to have been served 10 days after the time when the letter was delivered to the post, and (iii) if sent by facsimile or electronic mail in compliance with Article 125, shall be deemed to have been served at such time as the facsimile or electronic mail was sent. In proving such service it shall be sufficient to prove that the letter, facsimile or electronic mail message containing the notice was properly addressed and delivered at the post office, sent by facsimile or transmitted electronically, as the case may be. Any list kept in the ordinary manner in any mail list of the Company or any copy of any telex in the Company’s possession or electronic confirmation of an electronic mail message having been sent shall be prima facie proof of the delivery.

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REORGANIZATION OF THE COMPANY

130.	Subject to the provisions of Article 6 and Article 11, the Law and the Ordinance: In case of a sale of substantially all of the Company’s assets the Directors may, or in case of liquidation the liquidators may, if authorized by a resolution of the Company, receive shares paid in full or part, debentures, or other securities of any other company, whether already existing or about to be established for the purpose of acquiring the property of the Company, or a part thereof. The Directors (if the profits of the Company so permit) or the liquidators (at the time of liquidation), in either case subject to Article 6 and Article 11, may distribute among the Shareholders the shares or aforesaid securities or any other property of the Company without realizing them, or may deposit them with trustees for the Shareholders. Subject to the provisions of Article 6 and Article 11, the Company may resolve to amend these Articles as to the distribution or the setting aside of cash, shares, or other securities and the right or property of the Company in a manner not entirely identical with the legal rights of the Shareholders of the Company, or its participants. Such a resolution may value the securities or property aforesaid at such price and in such manner as the relevant meetings shall decide. All shareholders shall be required to accept any valuation or distribution decided as aforesaid and to waive all their rights in this regard, except when the Company is at a liquidation stage or in the process of liquidation, with respect to such legal rights (if any) which according to the provisions of the law cannot be altered or renounced.

INSURANCE AND INDEMNITY OF OFFICERS

131.	Subject to the provisions of the Law, the Company may:

131.1.	enter into a contract for the insurance of the liability, in whole or in part, of any of its Officers with respect to an obligation imposed on such Officer due to an act performed by the Officer in the Officer’s capacity as an Officer of the Company arising from any of the following:

131.1.1.	a breach of duty of care to the Company or to any other person;

131.1.2.	a breach of the duty of loyalty to the Company provided that the Officer acted in good faith and had reasonable grounds to assume that the act would not harm the interests of the Company;

131.1.3.	a financial liability imposed on such Officer in favor of any other person;

131.2.	undertake, in advance, to indemnify, or may indemnify, an Officer of the Company with respect to any of the following liabilities or expenses which (i) arises from those categories of events, and in respect of those amounts which the Directors may, at the time of the giving of such undertaking to indemnify, deem to be reasonable under the circumstances or which (ii) arises from an event that occurred prior to the Company giving such indemnity;

131.2.1.	a financial liability imposed on an Officer in favor of another person by any judgment, including a judgment given as a result of a settlement or an arbitrator’s award which has been confirmed by a court, in respect of an act performed by the Officer by virtue of being an Officer of the Company.

131.2.2.	reasonable litigation costs, including lawyer’s fees, expended by an Officer or which were imposed on an Officer by a court in proceedings filed against the Officer by the Company or in its name or by any other person or in a criminal charge on which the Officer was acquitted or in a criminal charge on which the Officer was convicted for an offense which did not require proof of criminal intent (as such term is understood under the Penal Law, 5737-1977), in respect of an act performed by him by virtue of his being an Officer of the Company;

132.	Subject to the provisions of the Law, the Company hereby releases, in advance, its Officers from liability to the Company for damage which arises from the breach of the Officer’s duty of care to the Company (as such term is understood under Sections 252 and 253 of the Law).

133.	The provisions of Articles 131 and 132 are not intended, and shall not be interpreted, to restrict the Company in any manner in respect of the procurement of insurance or in respect of indemnification (i) in connection with any person who is not an Officer, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Officer, or (ii) in connection with any Officer to the extent that such insurance and/or indemnification is not specifically prohibited under law; provided that the procurement of any such insurance or the provision of any such indemnification shall be approved by the Board of Directors of the Company. Any modification of Articles 131 through 133 shall be prospective in effect and shall not affect the Company’s obligation or ability to indemnify an Officer for any act or omission occurring prior to such modification.

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